UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2016

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2016, Sorrento Therapeutics, Inc. (the “Company”) entered into a new lease agreement (the “Lease Agreement”) for its San Diego, California headquarters. The eight year and nine month office building lease between the Company and HCP Life Science REIT, Inc. is for approximately 76,687 square feet of office and lab space in San Diego.

The initial term of the lease is estimated to commence on March 1, 2017. The Company will be obligated to pay an average of approximately $3.1 million in annual rent over the term of the lease.

Pursuant to the Lease Agreement, beginning not more than fifteen months prior to and not less than twelve months prior to lease expiration, the Company has the option to extend the lease for an additional five-year term at then current market rates.

The foregoing is only a brief description of certain of the terms of the Lease Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ending September 30, 2016.

Item 8.01	Other Events.

On September 13, 2016, the Company announced that Miranda Toledano has been appointed Executive Vice President of Corporate Development of the Company and President of LA Cell, the Company’s Joint Venture with City of Hope. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated September 13, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 13, 2016

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name: Henry Ji
Title: President and Chief Executive Officer